EXHIBIT 5.1

[SEMITOOL, INC. LETTERHEAD]

May 10, 2007

Semitool, Inc.
655 West Reserve Drive
Kalispell, MT 59901

Ladies and Gentlemen:

        I have examined the Registration Statement on Form S-8 to be filed by Semitool, Inc., a Montana corporation (the “Company”), with the Securities and Exchange Commission on or about May 10, 2007 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company’s Common Stock, no par value (the “Shares”). The Shares are reserved for issuance pursuant to the Company’s 2007 Stock Incentive Plan. As counsel to the Company, I have examined the proceedings taken by the Company in connection with the registration of the Shares.

        It is my opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

        I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me in the Registration Statement and any amendments thereto.

Very truly yours, /s/Richard Hegger Richard Hegger General Counsel and Secretary Montana Bar No. 5198